SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)
                                (Amendment No. )*







                            Mercury Interactive Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.002 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    589405109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  July 18, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)

            [X]   Rule 13d-1(c)

            [ ]   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     589405109
              --------------------------
--------------------------------------------------------------------------------
      1)    Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Tudor Investment Corporation
            --------------------------------------------------------------------
                 22-2514825
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)      X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
      3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
      4)    Citizenship or Place of Organization     Delaware
                                                   -----------------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                       0
                                            ------------------------------------
                    ------------------------------------------------------------
Number of Shares    (6)  Shared Voting Power             3,632,676
Beneficially                                  ----------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    (7)  Sole Dispositive Power                  0
With                                             -------------------------------
                   -------------------------------------------------------------
                    (8)  Shared Dispositive Power        3,632,676
                                                   -----------------------------
--------------------------------------------------------------------------------
      9)    Aggregate Amount Beneficially Owned by Each Reporting
            Person                        3,632,676
                                        ----------------------------------------
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
     11)    Percent of Class Represented by Amount in Row 9      4.2%
                                                                ----------------
--------------------------------------------------------------------------------
     12)    Type of Reporting Person (See Instructions)      CO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.     589405109
              --------------------------
--------------------------------------------------------------------------------
      1)    Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Paul Tudor Jones, II
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)      X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
      3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
      4)    Citizenship or Place of Organization      USA
                                                    ----------------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                       0
                                            ------------------------------------
                    ------------------------------------------------------------
Number of Shares    (6)  Shared Voting Power             3,956,500
Beneficially                                  ----------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    (7)  Sole Dispositive Power                  0
With                                             -------------------------------
                   -------------------------------------------------------------
                    (8)  Shared Dispositive Power        3,956,500
                                                   -----------------------------
--------------------------------------------------------------------------------

      9)    Aggregate Amount Beneficially Owned by Each Reporting
            Person                         3,956,500
                                         ---------------------------------------
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
     11)    Percent of Class Represented by Amount in Row 9       4.6%
                                                                ----------------
--------------------------------------------------------------------------------
     12)    Type of Reporting Person (See Instructions)      IN
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.     589405109
              --------------------------
--------------------------------------------------------------------------------
      1)    Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Tudor Proprietary Trading, L.L.C.
            --------------------------------------------------------------------
                 13-3720063
            --------------------------------------------------------------------
--------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)      X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
      3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
      4)    Citizenship or Place of Organization      Delaware
                                                    ----------------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                       0
                                            ------------------------------------
                    ------------------------------------------------------------
Number of Shares    (6)  Shared Voting Power               323,824
Beneficially                                  ----------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    (7)  Sole Dispositive Power                  0
With                                             -------------------------------
                   -------------------------------------------------------------
                    (8)  Shared Dispositive Power          323,824
                                                   -----------------------------
--------------------------------------------------------------------------------
      9)    Aggregate Amount Beneficially Owned by Each Reporting
            Person                          323,824
                                          --------------------------------------
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
     11)    Percent of Class Represented by Amount in Row 9       0.4%
                                                                ----------------
--------------------------------------------------------------------------------
     12)    Type of Reporting Person (See Instructions)      OO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.     589405109
              --------------------------
--------------------------------------------------------------------------------
      1)    Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

            The Tudor BVI Global Portfolio Ltd.
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)      X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
      3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
      4)    Citizenship or Place of Organization      Cayman Islands
                                                    ----------------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                       0
                                            ------------------------------------
                    ------------------------------------------------------------
Number of Shares    (6)  Shared Voting Power               607,557
Beneficially                                  ----------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    (7)  Sole Dispositive Power                  0
With                                             -------------------------------
                   -------------------------------------------------------------
                    (8)  Shared Dispositive Power          607,557
                                                   -----------------------------
--------------------------------------------------------------------------------
      9)    Aggregate Amount Beneficially Owned by Each Reporting
            Person                          607,557
                                          --------------------------------------
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
     11)    Percent of Class Represented by Amount in Row 9       0.7%
                                                                ----------------
--------------------------------------------------------------------------------
     12)    Type of Reporting Person (See Instructions)      CO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.     589405109
              --------------------------
--------------------------------------------------------------------------------
      1)    Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

            The Raptor Global Portfolio Ltd.
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)      X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
      3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
      4)    Citizenship or Place of Organization      Cayman Islands
                                                    ----------------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                       0
                                            ------------------------------------
                    ------------------------------------------------------------
Number of Shares    (6)  Shared Voting Power             2,998,001
Beneficially                                  ----------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    (7)  Sole Dispositive Power                  0
With                                             -------------------------------
                   -------------------------------------------------------------
                    (8)  Shared Dispositive Power        2,998,001
                                                   -----------------------------
--------------------------------------------------------------------------------
      9)    Aggregate Amount Beneficially Owned by Each Reporting
            Person                         2,998,001
                                         ---------------------------------------
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
     11)    Percent of Class Represented by Amount in Row 9       3.5%
                                                                ----------------
--------------------------------------------------------------------------------
     12)    Type of Reporting Person (See Instructions)      CO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.     589405109
              --------------------------
--------------------------------------------------------------------------------
      1)    Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

            The Altar Rock Fund L.P.
            --------------------------------------------------------------------
            06-1558414
            --------------------------------------------------------------------
--------------------------------------------------------------------------------

      2)    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
                 ---------------------------------------------------------------
            (b)      X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
      3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
      4)    Citizenship or Place of Organization      Delaware
                                                    ----------------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                       0
                                            ------------------------------------
                    ------------------------------------------------------------
Number of Shares    (6)  Shared Voting Power                27,118
Beneficially                                  ----------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    (7)  Sole Dispositive Power                  0
With                                             -------------------------------
                   -------------------------------------------------------------
                    (8)  Shared Dispositive Power           27,118
                                                   -----------------------------
--------------------------------------------------------------------------------
      9)    Aggregate Amount Beneficially Owned by Each Reporting
            Person                            27,118
                                            ------------------------------------
--------------------------------------------------------------------------------
     10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
     11)    Percent of Class Represented by Amount in Row 9       0.03%
                                                                ----------------
--------------------------------------------------------------------------------
     12)    Type of Reporting Person (See Instructions)      PN
                                                           ---------------------
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             Mercury Interactive Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices:

             379 North Whisman Road
             Mountain View, CA  94043-3969

Item 2(a).   Name of Person Filing:

             Tudor Investment Corporation ("TIC")
             Paul Tudor Jones, II
             Tudor Proprietary Trading, L.L.C. ("TPT")
             The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The principal business office of each of TIC and TPT is:

                        1275 King Street
                        Greenwich, CT 06831

             The principal business office of Mr. Jones and Altar Rock is:

                        c/o Tudor Investment Corporation
                        1275 King Street
                        Greenwich, CT 06831

             The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                        c/o CITCO
                        Kaya Flamboyan 9
                        P.O. Box 4774
                        Curacao, Netherlands Antilles

Item 2(c).   Citizenship:

             TIC is a Delaware corporation.
             Mr. Jones is a citizen of the United States.
             TPT is a Delaware limited liability company.
             BVI Portfolio and Raptor Portfolio are companies organized under the laws of the Cayman Islands.
             Altar Rock is a Delaware limited partnership.

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $0.002

Item 2(e).   CUSIP Number:

             589405109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (a)  [ ] Broker or Dealer registered under section 15 of the Act
         (b)  [ ] Bank as defined in section 3(a)(6) of the Act
         (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h)  [ ] Group, in accordance with section 240.13d- 1(b)(1)(ii)(H)

Item 4. Ownership (As of July 18, 2006).
        -------------------------------

               On July 18, 2006 the shares of Common Stock of the Issuer beneficially owned by TPT, BVI Portfolio, Raptor Portfolio, and Altar Rock collectively exceeded 5%. Subsequent sales resulted in ownership decreasing collectively to below 5%, as further reported below under "Ownership (As of July 27, 2006)".

         (a)  Amount Beneficially Owned:

                  TIC                           3,983,687
                                         ---------------------------------------
                  Paul Tudor Jones, II          4,338,800
                                         ---------------------------------------
                  TPT                           355,113
                                         ---------------------------------------
                  BVI Portfolio                 666,262
                                         ---------------------------------------
                  Raptor Portfolio              3,287,687
                                         ---------------------------------------
                  Altar Rock                    29,738
                                         ---------------------------------------

         (b)  Percent of Class:

                  TIC                           4.6%
                                         ---------------------------------------
                  Paul Tudor Jones, II          5.0%
                                         ---------------------------------------
                  TPT                           0.4%
                                         ---------------------------------------
                  BVI Portfolio                 0.8%
                                         ---------------------------------------
                  Raptor Portfolio              3.8%
                                         ---------------------------------------
                  Altar Rock                    0.03%
                                         ---------------------------------------

         (c)  Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote

                  TIC                           0
                                         ---------------------------------------
                  Paul Tudor Jones, II          0
                                         ---------------------------------------
                  TPT                           0
                                         ---------------------------------------
                  BVI Portfolio                 0
                                         ---------------------------------------
                  Raptor Portfolio              0
                                         ---------------------------------------
                  Altar Rock                    0
                                         ---------------------------------------

              (ii) shared power to vote or to direct the vote

                  TIC                           3,983,687
                                         ---------------------------------------
                  Paul Tudor Jones, II          4,338,800
                                         ---------------------------------------
                  TPT                           355,113
                                         ---------------------------------------
                  BVI Portfolio                 666,262
                                         ---------------------------------------
                  Raptor Portfolio              3,287,687
                                         ---------------------------------------
                  Altar Rock                    29,738
                                         ---------------------------------------

              (iii)sole power to dispose or to direct the disposition of

                  TIC                           0
                                         ---------------------------------------
                  Paul Tudor Jones, II          0
                                         ---------------------------------------
                  TPT                           0
                                         ---------------------------------------
                  BVI Portfolio                 0
                                         ---------------------------------------
                  Raptor Portfolio              0
                                         ---------------------------------------
                  Altar Rock                    0
                                         ---------------------------------------

              (iv) shared power to dispose or to direct the disposition of

                  TIC                           3,983,687
                                         ---------------------------------------
                  Paul Tudor Jones, II          4,338,800
                                         ---------------------------------------
                  TPT                           355,113
                                         ---------------------------------------
                  BVI Portfolio                 666,262
                                         ---------------------------------------
                  Raptor Portfolio              3,287,687
                                         ---------------------------------------
                  Altar Rock                    29,738
                                         ---------------------------------------

         Ownership (As of July 27, 2006).
         -------------------------------

         (a)  Amount Beneficially Owned: See Item 9 of cover pages

         (b)  Percent of Class: See Item 11 of cover pages

         (c)  Number of shares as to which such person has:


              (i)   sole power to vote or to direct the vote                See Item 5 of cover pages
                                                                            ----------------------------------
              (ii)  shared power to vote or to direct the vote              See Item 6 of cover pages
                                                                            ----------------------------------
              (iii) sole power to dispose or to direct the disposition of           See Item 7 of cover pages
                                                                                    ----------------------------------
              (iv)  shared power to dispose or to direct the disposition of         See Item 8 of cover pages
                                                                                    ----------------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by TPT, BVI Portfolio, Raptor Portfolio, and Altar Rock. Because TIC provides investment advisory services to BVI Portfolio and Raptor Portfolio, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  Dated:       July 28, 2006


                  TUDOR INVESTMENT CORPORATION


                  By:          /s/ Stephen N. Waldman
                         -------------------------------------------------------
                         Stephen N. Waldman
                         Managing Director and Associate General Counsel




                         /s/ Paul Tudor Jones, II
                         -------------------------------------------------------
                         Paul Tudor Jones, II



                  TUDOR PROPRIETARY TRADING, L.L.C.


                  By:          /s/ Stephen N. Waldman
                         -------------------------------------------------------
                         Stephen N. Waldman
                         Managing Director and Associate General Counsel


                  THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                  By:      Tudor Investment Corporation,
                           Trading Advisor

                         By:        /s/ Stephen N. Waldman
                               -------------------------------------------------
                               Stephen N. Waldman
                               Managing Director and Associate General Counsel

                  THE RAPTOR GLOBAL PORTFOLIO LTD.

                  By:    Tudor Investment Corporation,
                         Investment Adviser


                         By:        /s/ Stephen N. Waldman
                               -------------------------------------------------
                               Stephen N. Waldman
                               Managing Director and Associate General
                                  Counsel

                  THE ALTAR ROCK FUND L.P.

                  By:    Tudor Investment Corporation,
                         General Partner


                         By:        /s/ Stephen N. Waldman
                               -------------------------------------------------
                               Stephen N. Waldman
                               Managing Director and Associate General
                                  Counsel